Exhibit 5.1

  November 6, 2012

  808 Renewable Energy Corporation
  5011 Argosy Avenue, Suite 4
  Huntington Beach, CA 92649

  Ladies and Gentlemen:

We are counsel to 808 Renewable Energy Corporation, a Nevada corporation (the “Company”). With respect to the Registration Statement on Form S-1 (file No. 333-184319) (the “Registration Statement”) being filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the selling stockholders of up to 2,026,000 shares of common stock of the Company, $.001 par value per share (collectively, the “Shares”), we advise you as follows:

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and relied on such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Amended and Restated Articles of Incorporation of the Company, as amended and currently in effect, filed as Exhibit 3.1 to the Registration Statement, which was filed with the Nevada Secretary of State on July 8, 2011. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to facts material to the opinion expressed herein that we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Company and others.

808 Renewable Energy Corporation
November 6, 2012

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the 2,026,000 Shares registered for offer and sale by the selling stockholders are validly issued, fully paid and nonassessable.

The opinion expressed herein is based on and limited to the Nevada Revised Statutes, Chapter 78 (Private Corporations). We express no opinion herein as to any other law, statute, regulation or ordinance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission or that such consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Wilson & Oskam, LLP Wilson & Oskam, LLP